Exhibit 107

Calculation of Filing Fee Tables
Form S-4
(Form Type)

Acasti Pharma Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(f)(1)	10,139,861	$3.19	$32,346,157	$0.0001476	$4,774.30
Total Offering Amounts					$32,346,157		$4,774.30
Total Fee Offsets							--
Net Fee Due							$4,774.30

(1)
Includes the shares into which all Common Shares of Acasti that are issued and outstanding immediately prior to the Domestication (as hereinafter defined) will be converted in the Domestication, based on the number of Common Shares of Acasti outstanding on June 24, 2024.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Shares of Acasti on the Nasdaq Stock Exchange on June 24, 2024, in accordance with Rule 457(f)(1).